EXHIBIT 16.1

July 14, 2003


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sirs:

We have read Item 4, included in the Form 8-K Amendment No.2 dated July 14, 2003 of Repro-Med Systems, Inc. as to be filed with the Securities and Exchange Commission. We are in agreement with the Registrant's statements under Item 4.


Sincerely,


/s/Radin, Glass & Co., LLP
Radin, Glass & Co., LLP